Exhibit 10.25

PERSONAL AND CONFIDENTIAL

October 20, 2022

Neil Solomons
[redacted]

Dear Neil:
Re: End of Employment with Aurinia Pharmaceuticals Inc. (the “Company”)
Further to our recent discussions, as you are aware, the Company wished for you to begin to report to Volker Knappertz, Executive Vice President, Research and Development, pursuant to your current terms and conditions of employment (including with respect to compensation and benefits). We do not view this as a fundamental change to the terms and conditions of your employment and, in any event, as set out in your employment agreement with the Company dated September 12, 2012 (the “Employment Agreement”), you are required to report to such other person that the Board may otherwise determine from time to time. However, we understand that this is not an arrangement you wish to accept, and that you wish to end your employment.
As such, this letter confirms that you and the Company have mutually agreed that your employment with the Company will come to an end, effective October 31, 2022 (the “End Date”). This letter also sets forth details regarding the end of your employment and makes a without prejudice severance offer in exchange for a full and final Release in favour of the Company.
GENERAL
Working Notice and Statutory Payments
From now until the End Date (the “Working Notice Period”), you will be expected to perform your assigned duties and responsibilities to the best of your ability, and you will continue to receive your usual compensation and benefits, less applicable deductions, and withholdings.
Following the End Date, the balance of all outstanding wages, including any accrued and unused vacation pay, will be paid to you in a lump sum. Your accrued and unused vacation entitlements will be paid out on October 31, 2022, and are as follows:
    Accrued (unused) vacation = 240 hours ($52,873.97 CAD) (provided no vacation is taken between now and the End Date)
    Grandfathered vacation = 779.52 hours ($194,725.98 CAD)
These amounts are subject to the usual deductions, and you will be paid these amounts regardless of whether you accept the without prejudice severance offer detailed below.
Note that, in the event that you are terminated for just cause or resign from your employment prior to the end of the Working Notice Period, all payments and benefits will cease, and you will not receive any further compensation or pay in lieu, except as may be minimally required pursuant to the British Columbia Employment Standards Act.
Record of Employment
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii)
would be competitively harmful if publicly disclosed.

After the end of the Working Notice Period, your Record of Employment will be submitted electronically to Service Canada, which you will be able to access online on the Service Canada website. We encourage you to visit the Service Canada website at: https://www.canada.ca/en/services/benefits/ei.html to familiarize yourself with the available Employment Insurance (EI) application process and support services offered by the Canadian Government.
Outstanding Business Expenses
After the end of the Working Notice Period, outstanding unreimbursed business expenses will be paid within the Company’s normal policies for expense reimbursement following submission of the expense report.
Return of Company Property
On or before the End Date, please return to the Company all its property, including, but not limited to, building access card, laptop, iPad, passwords, computer usernames, voicemail code, phone cards, company credit card, keys, internal policies, and other confidential business information and documents, and any other property belonging to the Company. Please also destroy or delete all tangible or electronic copies of any such property after returning it to the Company.
Confidentiality and Other Continuing Obligations
We wish to remind you that, despite the cessation of your employment with the Company, you continue to be bound by:
    The Confidentiality Agreement and Assignment of Inventions attached as Schedule C to the Employment Agreement;
    All restrictive covenants contained in the Employment Agreement, including paragraph 23 (Restrictive Covenant) of the Employment Agreement; and
    All fiduciary duties that arise from your employment.
The Company expects you to comply with these obligations, which survive the cessation of your employment.

Benefits

Subject to provider approval and the terms and conditions of the applicable plans, the Company will maintain your Medical, Dental, and Vision benefits until the earlier of:
i.     the date you obtain replacement benefits; or
ii.     twelve (12) months from the End Date,
after which time you will be responsible for obtaining your own replacement benefits.

Coverage for your Short Term & Long-Term Disability, Life Insurance, AD&D, Group Retirement Savings Plan, and all other benefits other than Medical, Dental, and Vision benefits, will terminate as of the End Date, October 31, 2022, and you will be responsible for obtaining your own replacement benefits.

There may be conversion options available to you through Sun Life that are subject to strict time limitations (e.g., within 31 days of your coverage termination date):

    Please call Sun Life Client Services at 800-247-6875 if you want to exercise conversion options or if you have any questions or require further information about this coverage.

    Please contact Manulife at gromail@manulife.com or 888-727-7766 for details regarding transferring your Group Retirement Savings Plan (RRSP) and your Non-registered Savings Plan (NRSP) or any other plans you hold for your retirement savings.

Stock Options

Any unvested options that you received under the Company’s Equity Incentive Plan will be cancelled on the End Date, October 31, 2022.

You have the right to exercise your vested options for a period of 90 days post termination, after which time your vested options will be cancelled. Please direct any inquiries regarding stock options to securities@auriniapharma.com.

WITHOUT PREJUDICE SEVERANCE OFFER
As the Company did not wish to terminate your employment, and your employment is coming to an end only by mutual agreement, the Company has no legal obligation to provide you with any termination notice entitlements under statute, contract, or otherwise. However, on the condition that you:
    Remain with the Company and continue to perform all of your assigned duties and responsibilities to the best of your ability until the end of the Working Notice Period;
    Resign any directorship or office held in the Company, or any subsidiary or affiliated companies of the Company, effective as of the End Date;
    Sign the attached Release on or after the End Date (i.e., after the end of the Working Notice Period), and return it to us within two (2) business days after the End Date; and
    Keep the terms of the offer confidential,
the Company is prepared to offer you a severance package on the following terms, in full and final satisfaction of all claims you may have against the Company and any affiliated company:
a)    The Company will pay to you a lump-sum payment of $899,688.00 CAD, less applicable statutory deductions and withholdings, which represents eighteen (18) months of your Base Salary (the “Severance Payment”), which will be paid on January 15, 2023, per your request;
b)    The Company will pay to you a lump-sum payment of $299,896.00 CAD, less applicable statutory deductions and withholdings, representing a target bonus payment equal to 50% of your Base Salary, which will be paid on March 15, 2023; and
c)    The Company will provide you with a 12-month career transition services package through Lee Hecht Harrison (LHH), which can be activated commencing on November 1, 2022 through to October 31, 2023.
For clarity, you will not be entitled to receive the severance package set out above if you terminate your employment for any reason, including if you resign, or if you have been terminated for just cause, prior to the end of the Working Notice Period.
As mentioned above, this without prejudice severance offer is made in full and final satisfaction of all claims you may have against the Company and its related entities. Accordingly, it is a condition of this offer that you sign the attached Release on or after the End Date (i.e., after the end of the Working Notice Period), and that you keep the terms of the offer confidential.

You may wish to obtain legal advice with respect to this offer.
If you wish to accept this offer, please sign and return a copy of this letter to us by no later than October 31, 2022. As set out above, you must sign and return the signed Release to us within two (2) business days after the End Date.
If you have any questions, please feel free to contact me.
Yours truly,

Aurinia Pharmaceuticals Inc.
Per:
/s/_Max Donley_________________________
Max Donley
Executive VP, Operations & Strategy

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and understand the terms of this letter and the enclosed Release and confirm that I voluntarily accept the terms offered above in full and final satisfaction of all claims which I might have against Aurinia Pharmaceuticals Inc. and its related entities, including but not limited to those relating to or arising out of my employment with Aurinia Pharmaceuticals Inc. or the cessation of my employment. I acknowledge that I have been given the opportunity to obtain independent legal advice with respect to this offer, and that I am accepting it freely, voluntarily, and without duress.

Accepted: _/s/ Neil Solomons____________ Date: _October 20, 2022_____________________
    Neil Solomons

RELEASE
Neil Solomons (the “Employee”) for the consideration set out in the attached letter dated October 20, 2022 (the “Letter”), and for other good and valuable consideration, does, to the fullest extent permitted by law, forever release and forever discharge Aurinia Pharmaceuticals Inc. and Aurinia Pharma U.S. Inc., together with their affiliates, subsidiaries, directors, officers, employees, agents, owners and shareholders (collectively the “Company”) from any and all manners of actions, causes of actions, suits, contracts, claims, complaints, damages, costs and expenses of any nature or kind whatsoever known or unknown whether in law (including the common law) or in equity or pursuant to statute, which, as against the Company, the Employee has ever had or now has by reason of or arising out of any cause, matter or thing whatsoever occurring or existing up to the date of execution of this Release and, without limiting the generality of the foregoing, any matter, cause, or thing relating to or arising out of the Employee’s employment with the Company, the Employee’s contract of employment with the Company, or the cessation of Employee’s employment with the Company, and any other claim for damages, notice, payment in lieu of notice, wrongful dismissal, severance pay, loss of benefits including life insurance and long term and short term disability insurance, pension issues, bonus (pro-rated or otherwise), profit sharing, stock distribution, stock options or stock purchase rights, overtime pay, commissions, vacation pay, earned time off, or any claims under the British Columbia Employment Standards Act or the British Columbia Human Rights Code.
The Employee acknowledges that, upon receipt of the payments set out in the Letter, he/she will have received all payments and amounts owing to him/her under the British Columbia Employment Standards Act and that, to the fullest extent permitted by law, the payments made to him/her in the Letter are in full and final satisfaction of any further entitlements he/she may have pursuant to the British Columbia Employment Standards Act.
The Employee acknowledges that he/she has not be subjected to any form of discrimination or prohibited action whatsoever and hereby represents and warrants that he/she has not commenced any complaint and undertakes not to commence any complaint under the British Columbia Human Rights Code or Workers Compensation Act.
The Employee acknowledges and agrees that the consideration set out in the Letter includes full compensation and consideration for loss of employment benefits and that all of his/her employment benefits will cease as set out in the Letter. The Employee fully accepts sole responsibility to replace those benefits that he/she wishes to continue and to exercise conversion privileges where applicable with respect to benefits at his/her own cost. In the event that the Employee becomes disabled, he/she covenants not to sue the Company for insurance or other benefits, or for loss of benefits. The Employee hereby releases the Company from any and further obligations or liabilities arising from his/her employment benefits and the loss of such benefits.
The Employee covenants and undertakes not to defame, disparage or demean the Company, or any of its affiliates, subsidiaries, employees, officers, directors or agents, or any of its products or services, to any third party, in any manner whatsoever, including through social media.
This Release is binding upon and enures to the benefit of the Employee’s heirs, executors, administrators, assigns, committees and trustees.
This Release is binding upon and enures to the benefit of the Company’s affiliates, subsidiaries, directors, officers, employees, agents, predecessors, successors, assigns, liquidators, receivers, receiver managers, trustees, owners and shareholders.
In the event withholdings have not been deducted which should have been deducted, the Employee shall indemnify and save harmless the Company from any resulting liabilities, obligations, and costs regarding any claims which Canada Revenue Agency or Employment Insurance Commission may make upon the Company pursuant to the Income Tax Act (Canada), Employment Insurance Act (Canada), and/or the Canada Pension Plan, as such legislation or plans may be amended from time to time, with respect to any payments made or benefits provided to or on behalf of the Employee or in respect of any Canada Pension Plan or Employment Insurance benefits or contributions.
The Employee acknowledges that the facts in respect of which this Release is made may prove to be other than or different from the facts in that connection now known or believed by the Employee to be true. The Employee accepts and assumes the risk of the facts being different and agrees that this Release shall be in all respects enforceable and not subject to termination, rescission, or variation by discovery of any differences in facts.
The Employee agrees not to make claim or take proceedings (including, but not limited to, any cross-claims, counter-claims, third party claims, actions or applications) against any other person or corporation that might claim contribution or indemnity under the provisions of any statute or otherwise against the Company.
        The Employee agrees to keep the terms of the Letter and this Release strictly confidential and will not disclose any information with respect to the Letter or this Release to anyone with the exception of his/her spouse and his/her legal or financial advisors, unless compelled to do so by law or court order.
The Employee acknowledges that this Release has been executed voluntarily after having had the opportunity to receive legal advice.
This Release is given voluntarily for the purposes of making a full and final settlement of all of the Employee’s claims whatsoever arising against the Company. This Release and the Letter are not to be construed or considered as an admission of liability by the Company.
In the event that any paragraph or portion thereof of this Release shall be invalid or unenforceable, for any reason whatsoever, then such invalid or unenforceable paragraph or portion shall be severed from the remainder of this Release, provided that it does not render the remainder of the Release unenforceable.
The Employee understands and agrees that this Release and the Letter contains the entire agreement between the Company and the Employee and that the terms of this Release are contractual and not recitals.
This Release shall be governed by the laws of the Province of British Columbia, Canada and the Employee hereby submits to the exclusive jurisdiction of the courts and tribunals of that province, as applicable.
Executed copies of this Release may be exchanged by facsimile or electronically via PDF format. Each facsimile or PDF copy so executed and exchanged will be deemed an original.
Dated at Victoria (city), the 20th day of October , 2022.

/s/ Neil Solomons Neil Solomons